WINLAND ELECTRONICS, INC. ANNOUNCES PLANNED RESIGNATION OF CEO

CONTACT:  Lorin E. Krueger                               Brett Maas or Cameron Donahue
Chief Executive Officer                                           Hayden Communications
(507) 625-7231                                                           (651) 653-1854
http://www.winland.com/

MANKATO, Minn./October 30, 2007/PR Newswire/ Winland Electronics, Inc. (AMEX: WEX), a leading designer and manufacturer of custom electronic control products and systems, today announced that Lorin Krueger will resign his position as CEO, effective January 2, 2008, and immediately commence a leadership transition process with the Company’s board of directors in identifying his successor.

“There are new things I’d like to do at this point in my career, and after 31 years at Winland, it seems like the right time”, said Mr. Krueger.  “As a long-term Winland executive and continuing board member, I share with the board a belief in the need for an expanded set of leadership qualities to continue to grow and maximize the value of the company going forward.  Between now and the end of the year, I will focus on driving the current initiatives as we begin a comprehensive CEO search.”

Mr. Krueger took the helm of the company in 2001 during a challenging time. Thomas de Petra, Winland’s Chairman, said, “Lorin did a masterful job in bringing operational and financial stability to the Company and has helped drive improvements to virtually every part of our company. Lorin Krueger’s contributions to Winland and his high levels of talent and integrity have made it a rare privilege to work with him.”

Mr. Krueger added, “It has been a wonderful experience watching Winland grow and evolve over the past 31 years.  There are many talented people here and shareholders can feel assured their company remains in good hands.”

About Winland Electronics

Winland Electronics is an electronic manufacturing services (EMS) company, providing product development and manufacturing expertise and innovation for more than 20 years. Winland also markets proprietary products for the security/industrial marketplace. Winland's product development offering includes program management, analog circuit design, digital circuit design, printed circuit board design and embedded software design. Winland differentiates itself from the contract manufacturer competition with its integrated product development and manufacturing services to offer end-to-end product launch capability, including design for manufacturability, design for testability, transition to manufacturing and order fulfillment. Winland's core competency is delivering time-to-market through superior program management, experience, integrated development processes, and cross-functional teams. Winland Electronics is based in Mankato, MN.